UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Metabasis Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METABASIS THERAPEUTICS, INC.
9390 Towne Centre Drive, Building 300
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Metabasis Therapeutics, Inc., a Delaware corporation. The meeting will be held on May 18, 2005 at 10:00 a.m. local time at the San Diego Marriott, La Jolla, located at 4240 La Jolla Village Drive, La Jolla, CA 92037, for the following purposes:

1.                To elect two Class I directors to hold office until our 2008 Annual Meeting of Stockholders.

2.                To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.

3.                To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 11, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Paul K. Laikind, Ph.D.
Chairman of the Board, Chief Executive Officer,
President and Secretary
San Diego, California
April 25, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

METABASIS THERAPEUTICS, INC.
9390 Towne Centre Drive, Building 300
San Diego, California 92121

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2005

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Metabasis Therapeutics, Inc. is soliciting your proxy to vote at its 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We intend to mail this proxy statement and the accompanying proxy card on or about April 25, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 11, 2005, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 18,183,283 shares of common stock outstanding and entitled to vote.

Stockholder of Record:   Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner:   Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•       the election of two Class I directors to hold office until our 2008 Annual Meeting of Stockholders, and

•       the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.

How do I vote?

For the election of directors, you may either vote “For” both nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record:   Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner:   Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 11, 2005, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of the selection of Ernst & Young LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•       you may submit another properly completed proxy with a later date,

•       you may send a written notice that you are revoking your proxy to our Secretary at 9390 Towne Centre Drive, Building 300, San Diego, California 92121, or

•       you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 26, 2005, to our Secretary at 9390 Towne Centre Drive, Building 300, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 17, 2006 but no earlier than January 18, 2006. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•       For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•       To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 18,183,283 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 9,091,642 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and is divided into three classes, each of which has a three-year term. Class I consists of two directors and Classes II and III consist of three directors each. The Class I directors are to be elected at the annual meeting to serve until our 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2006 and 2007 Annual Meetings of Stockholders, respectively.

The two nominees for Class I directors are Daniel D. Burgess, M.B.A. and Luke B. Evnin, Ph.D. Each of the nominees is currently a director of Metabasis. Neither of the nominees was elected by our stockholders, as both were previously appointed by our Board of Directors prior to our initial public offering to fill a vacancy then existing on the Board. Mr. Burgess’s original nomination was recommended prior to our initial public offering by our Chief Executive Officer in consultation with other members of our Board of Directors and Dr. Evnin’s original nomination was recommended prior to our initial public offering by the former holders of our Series C preferred stock pursuant to a right to board representation formerly contained in our Certificate of Incorporation. This board representation right terminated upon the completion of our initial public offering in June 2004.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above or, if either nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. We did not hold an annual meeting of stockholders during the fiscal year ended December 31, 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of March 1, 2005 for each nominee for Class I director and each person whose term of office as a Class II or III director will continue after the annual meeting.

Name	Age	Position
Daniel D. Burgess, M.B.A.	43	Director
Mark D. Erion, Ph.D.	47	Executive Vice President of Research and Development and Director
Luke B. Evnin, Ph.D.	41	Director
Heinz W. Gschwend, Ph.D.	69	Director
David F. Hale	56	Director
Paul K. Laikind, Ph.D.	49	Chairman of the Board, Chief Executive Officer, President and Secretary
Arnold L. Oronsky, Ph.D.	64	Director
William R. Rohn	61	Director

Nominees for Election for a Three-year Term Expiring at the 2008 Annual Meeting

Daniel D. Burgess, M.B.A. has served on our Board of Directors since March 2004. Mr. Burgess has been the Chief Operating Officer and Chief Financial Officer of Hollis-Eden Pharmaceuticals, Inc. since

August 1999. Mr. Burgess joined Hollis-Eden from Nanogen, Inc., where he served as Vice President and Chief Financial Officer. Prior to joining Nanogen in 1998, Mr. Burgess spent ten years with Gensia, Inc., including with Gensia Automedics, Inc., a partially owned subsidiary of Gensia. Mr. Burgess served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was Vice President and Chief Financial Officer of Gensia, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. Mr. Burgess is also a director of Santarus, Inc., a publicly-held specialty pharmaceutical company. He received a degree in economics from Stanford University and an M.B.A. from Harvard Business School.

Luke B. Evnin, Ph.D. has served on our Board of Directors since September 2000. Dr. Evnin is a General Partner at MPM Capital, a venture capital firm focusing on global healthcare investments. Before joining MPM Capital in 1998, Dr. Evnin was affiliated with Accel Partners for seven years, including four years as a General Partner. He was involved in biopharmaceutical, pharmaceutical, medical device and healthcare service companies for Accel Partners’ funds III, IV, and V. He was responsible for overall investment strategy, deal origination, analyses, investment and gain realization. Dr. Evnin serves on the board of directors of the publicly-held biopharmaceutical company Oscient Pharmaceuticals Corporation as well as several privately-held healthcare companies, including BioValve Technologies, Inc. He also serves on the board of directors of Medical Portfolio Management, L.P., an investment management firm, and is chairman of the Scleroderma Research Foundation. Dr. Evnin holds a Ph.D. in biochemistry from the University of California at San Francisco, and an A.B. in Molecular Biology from Princeton University.

Directors Continuing in Office Until the 2006 Annual Meeting

Mark D. Erion, Ph.D. is one of our founders and has served as our Executive Vice President of Research and Development since April 1997 and on our Board of Directors since June 1999. Prior to joining Metabasis, Dr. Erion was with Gensia, where he served as Director of Chemistry and Biochemistry from 1991 and assumed responsibility for research in 1996. Prior to joining Gensia, Dr. Erion was a Group Leader at Ciba-Geigy Pharmaceutical Company, where he directed a team in the area of protein engineering. Dr. Erion’s research has resulted in over 90 publications and 30 U.S. patents. His discovery efforts over the past 12 years have produced seven clinical candidates, several research collaborations and more recently our HepDirect and NuMimetic technologies. Dr. Erion received a B.S. in mathematics and chemistry from the University of Oregon, a Ph.D. in Chemistry from Cornell University and was a National Institutes of Health postdoctoral fellow in enzymology at the Massachusetts Institute of Technology.

Arnold L. Oronsky, Ph.D. has served on our Board of Directors since September 2000. Dr. Oronsky is a General Partner at InterWest Partners, a venture capital firm focusing on investments in life sciences and information technology. Dr. Oronsky joined InterWest Partners in a full-time capacity in 1994 after serving as a special limited partner since 1989. He also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From 1980 to 1993, Dr. Oronsky was Vice President for Discovery Research at the Lederle Laboratories division of American Cynamid Company, a pharmaceutical company. From 1973 to 1976, Dr. Oronsky was Head of Inflammation, Allergy and Immunology Research at Ciba-Geigy. From 1970 to 1972, he was an assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. Dr. Oronsky serves on the board of directors of the publicly-held biotechnology companies Aspreva Pharmaceuticals, Inc., Corixa Corporation, Dynavax Technologies, Inc. and Myogen, Inc. He holds a Ph.D. from Columbia University, College of Physicians and Surgeons and a B.S. degree from University College, New York University.

William R. Rohn has served on our Board of Directors since December 2004. In January 2005, Mr. Rohn retired from Biogen Idec Inc., where he had served as Chief Operating Officer since the merger of IDEC Pharmaceuticals Inc. and Biogen, Inc. in November 2003. Mr. Rohn joined IDEC in August 1993 as Senior Vice President, Commercial and Corporate Development, was appointed Senior Vice President, Commercial Operations in April 1996 and was promoted to Chief Operating Officer in May 1998 and President in January 2002. Prior to joining IDEC, Mr. Rohn was employed by Adria Laboratories, now part of Pfizer, from 1984 until 1993, most recently as Senior Vice President of Sales and Marketing. Prior to Adria, Mr. Rohn held marketing and sales management positions at Abbott Laboratories, Warren-Teed Pharmaceuticals, Miles Laboratories and Mead Johnson Laboratories. Mr. Rohn serves on the Board of Directors of Cerus Corporation, a publicly-held biotechnology company, Pharmacyclics, Inc., a publicly-held pharmaceutical company, and Raven Biotechnologies, a privately-held biotechnology company. Mr. Rohn received a B.A. in Marketing from Michigan State University.

Directors Continuing in Office Until the 2007 Annual Meeting

Heinz W. Gschwend, Ph.D. has served on our Board of Directors and our scientific advisory board since August 1999. Dr. Gschwend has over 33 years of experience in pharmaceutical research, drug discovery and development. Since 1998, he has served as a consultant, scientific advisory board member and/or director for several biotechnology companies. From 1992 to 1997, he was with Arris Pharmaceuticals, where he played a leading role in building a successful discovery effort in the area of protease inhibition. From 1967 to 1991 he was with the Pharmaceuticals Division and Central Research Department of Ciba-Geigy in the U.S. and Switzerland, respectively. During his career at Ciba-Geigy he was involved in the discovery and development of over 80 pre-clinical and clinical product candidates. Two drugs from those efforts are marketed: Benazepril and Letrozole. Dr. Gschwend holds a Ph.D. degree in chemistry from the ETH, and conducted postdoctoral studies at the ETH and Harvard University.

David F. Hale has served on our Board of Directors since April 1997. Mr. Hale has served as President and Chief Executive Officer of CancerVax Corporation since October 2000 and as a director of CancerVax since December 2000. Prior to joining CancerVax, he was President and Chief Executive Officer and a director of Women First HealthCare, Inc. from January 1998 to May 2000. Mr. Hale served as President, Chief Executive Officer and Chairman of Gensia from May 1987 to November 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Inc. Mr. Hale serves on the board of directors of the publicly-held specialty pharmaceutical company Santarus, Inc. as well as several privately-held biotechnology companies, including Somaxon Pharmaceuticals, Inc., SkinMedica, Inc. and Verus, Inc. Mr. Hale also serves as a director of BIOCOM, the California Healthcare Institute, BIO, and the BIO Emerging Company Growth Section. He is chairman of the Executive Committee of CONNECT. Mr. Hale received a B.A. in biology and chemistry from Jacksonville State University.

Paul K. Laikind, Ph.D. is one of our founders and has served on our Board of Directors since April 1997, as our Chairman of the Board and Chief Executive Officer since April 1998, and as our President and Secretary since June 1999. From 1986 to 1999, Dr. Laikind founded and was Vice President of Business Development and a director at Gensia, where he was responsible for establishing major research and development corporate partnerships with leading U.S. and European companies including Marion Merrell Dow, Sandoz, Boehringer Mannheim, Pfizer and Sankyo. While at Gensia, Dr. Laikind founded Viagene, Inc., a biotechnology company acquired by Chiron, Inc. in 1995. Dr. Laikind holds a Ph.D. in chemistry from the University of California at San Diego, or UCSD, and has served as a research faculty member at the UCSD School of Medicine.

Executive Officers

The following is biographical information as of March 1, 2005 for our executive officers not discussed above.

Name	Age	Position
John W. Beck, C.P.A.	45	Senior Vice President of Finance, Chief Financial Officer and Treasurer
Edgardo Baracchini, Ph.D., M.B.A.	45	Senior Vice President of Business Development

John W. Beck, C.P.A. is one of our founders and has served as our Vice President of Finance, Chief Financial Officer and Treasurer since June 1999 and was promoted to our Senior Vice President of Finance, Chief Financial Officer and Treasurer in April 2005. Mr. Beck previously served as our Director of Finance from April 1998 to June 1999. Mr. Beck has more than 17 years of financial management experience. In February 1994 he joined Neurocrine Biosciences, Inc., where he served as Director of Finance from May 1996 to April 1998 and played an important role in Neurocrine’s 1996 initial public offering. Prior to joining Neurocrine, Mr. Beck held financial management positions at high technology and financial services companies including General Dynamics and Ernst and Young LLP. Mr. Beck received a B.A. in accounting from the University of Washington and also holds a Th.B. in theology from a Seattle, Washington-based seminary. Mr. Beck is a licensed certified public accountant in the state of California and is a member of the American Institute of Certified Public Accountants and the Association of Bioscience Financial Officers.

Edgardo Baracchini, Ph.D., M.B.A. has served as our Vice President of Business Development since May 2002 and was promoted to our Senior Vice President of Business Development in April 2005. Dr. Baracchini has over ten years’ experience in structuring and negotiating research and development partnerships, mergers and acquisitions, and in-licensing arrangements with leading pharmaceutical and biotechnology companies including Merck, Novo Nordisk, Roche, LG Chem, Boehringer Ingleheim, Zeneca, Incyte Genomics, Medichem, Trega, Axys, Inhale Therapeutics and ICOS. Prior to joining Metabasis, since 1999 Dr. Baracchini was an officer and Vice President of Business Development at Elitra Pharmaceuticals. From 1996 to 1999, Dr. Baracchini served as the Director of Business Development at Agouron Pharmaceuticals, and as Assistant Director of Business Development at Isis Pharmaceuticals from 1992 to 1996. Dr. Baracchini holds a Ph.D. in molecular and cell biology from the University of Texas at Dallas, an M.B.A. from the University of California, Irvine and a B.S. degree in microbiology from the University of Notre Dame.

Independence of the Board of Directors and its Committees

As required under Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Metabasis, our senior management and our independent auditors, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Laikind, our Chairman of the Board, Chief Executive Officer, President and Secretary, and Dr. Erion, our Executive Vice President of Research and Development.

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our

Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2004, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee
Daniel D. Burgess, M.B.A.	X	*
Mark D. Erion, Ph.D.
Luke B. Evnin, Ph.D.					X
Heinz W. Gschwend, Ph.D.			X		X
David F. Hale	X		X		X
Paul K. Laikind, Ph.D.
Arnold L. Oronsky, Ph.D.	X		X	*
William R. Rohn
Total meetings in fiscal year 2004	6		2		—

*       Committee Chairperson

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.mbasis.com and is attached as Appendix A to this proxy statement. The functions of the Audit Committee include, among other things:

•  reviewing and pre-approving the engagement of our independent auditors to perform audit services and any permissible non-audit services,

•  reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management,

•  reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls, and

•  establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Our Board of Directors has determined that Mr. Burgess qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Mr. Burgess’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public companies.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.mbasis.com. The functions of the Compensation Committee include, among other things:

•  determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation,

•  recommending to our Board of Directors the type and amount of compensation to be paid or awarded to Board members,

•  evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs,

•  establishing policies with respect to equity compensation arrangements, and

•  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available on our website at http://www.mbasis.com. The functions of the Corporate Governance and Nominating Committee include, among other things:

•  developing and maintaining a current list of the functional needs and qualifications of members of our Board of Directors,

•  evaluating director performance on our Board of Directors and applicable committees of the Board and determining whether continued service on the Board is appropriate,

•  interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,

•  evaluating nominations by stockholders of candidates for election to our Board of Directors,

•  developing, reviewing and amending a set of corporate governance policies and principles, including a code of ethics,

•  considering questions of possible conflicts of interest of directors as such questions arise, and

•  recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Corporate Governance and Nominating Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Metabasis, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Corporate Governance and Nominating Committee recently paid a fee of approximately $83,000 to a third party to assist in the process of identifying Mr. Rohn as a director candidate.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering at least 120 days prior to the anniversary date of the mailing of the proxy statement for our last annual meeting of stockholders a written recommendation to the Corporate Governance and Nominating Committee at the following address: 9390 Towne Centre Drive, Building 300, San Diego, California 92121. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the Corporate Governance and Nominating Committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met 11 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications With The Board Of Directors

Our Board of Directors has adopted a formal process by which our stockholders may communicate with the Board or individual directors. Information regarding this process is available on our website at http://www.mbasis.com.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.mbasis.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

ACCOUNTING AND AUDITING MATTERS OPEN DOOR POLICY

We have adopted an Accounting and Auditing Matters Open Door policy to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Accounting and Auditing Matters Open Door Policy is available on our website at http://www.mbasis.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Metabasis and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2004 and 2003. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2004	2003
Audit Fees(1)	$494,089	$124,043
Audit-related Fees(2)	—	8,882
Tax Fees(3)	15,726	10,355
All Other Fees	—	—
Total Fees	$509,815	$143,280

(1)          Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.

(2)          Represents fees for consultation as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board, or other regulatory or standard-setting bodies, as well as assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002.

(3)          Represents fees for preparation of federal, state and local income and franchise tax returns and related schedules and calculations, as well as general consultation regarding federal and state income tax matters, employment tax matters and sales and use tax matters.

Pre-Approval Policies and Procedures

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditors are, or may be, pre-approved. A copy of the Audit and Non-Audit Services Pre-Approval Policy is attached as Appendix B to this proxy statement.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 1, 2005 by: (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 18,180,482 shares outstanding on March 1, 2005, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on April 30, 2005, which is 60 days after March 1, 2005. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
MPM Capital L.P. and its affiliates(2) 111 Huntington Avenue, 31st Floor Boston, Massachusetts 02199	4,475,398	23.7%
InterWest Management Partners VII, LLC and its affiliates(3) 2710 Sand Hill Road, Second Floor Menlo Park, California 94025	2,618,680	14.1
Sicor Inc. 19 Hughes Irvine, California 92618	2,114,253	11.6
Sprout Capital IX, L.P. and its affiliates(4) 3000 Sand Hill Road Building 3, Suite 170 Menlo Park, California 94025	1,894,624	10.3
Maverick Capital, Ltd. and its affiliates(5) 300 Crescent Court, 18th Floor Dallas, Texas 75201	1,291,388	7.1
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,000,000	5.5
Paul K. Laikind(6)	776,072	4.3
Mark D. Erion(7)	702,628	3.9
John W. Beck(8)	277,709	1.5
Edgardo Baracchini(9)	135,503	*
Daniel D. Burgess(10)	7,634	*
Luke B. Evnin(2)	4,475,398	23.7
Heinz W. Gschwend(11)	37,094	*
David F. Hale(12)	60,741	*
Arnold L. Oronsky, Ph.D.(3)	2,618,680	14.1
William R. Rohn(13)	3,328	*
All directors and executive officers as a group (10 persons)(14)	9,094,787	46.6

*       Less than one percent.

(1)    Except as otherwise noted above, the address for each person or entity listed in the table is c/o Metabasis Therapeutics, Inc., 9390 Towne Centre Drive, Building 300, San Diego, California 92121.

(2)    Includes 282,146 shares held by MPM BioVentures II, L.P., 2,557,075 shares held by MPM BioVentures II-QP, L.P., 900,225 shares held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG and 58,873 shares held by MPM Asset Management Investors 2000 B LLC. Also includes 668,759 shares MPM BioVentures II, L.P., MPM BioVentures II-QP, L.P., MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG and MPM Asset Management Investors 2000 B LLC have the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of warrants. Also includes 8,320 shares that Dr. Evnin has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options. MPM Capital L.P. is a direct or indirect parent and/or control person of MPM Asset Management II LLC, funds managed or advised by it (including MPM BioVentures II, L.P., MPM BioVentures II-QP, L.P., MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, and MPM Asset Management Investors 2000 B LLC) and the general partners of such funds, and may be deemed to beneficially hold the securities owned by such entities. Dr. Evnin may be deemed to be a control person of MPM Capital L.P. as a result of his interest in Medical Portfolio Management LLC, the general partner of MPM Capital L.P. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(3)    Includes 2,103,329 shares held by InterWest Partners VII, L.P. and 100,723 shares held by InterWest Investors VII, L.P. Also includes 406,308 shares InterWest Partners VII, L.P. and InterWest Investors VII, L.P. have the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of warrants. Also includes 8,320 shares that Dr. Oronsky has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options. Dr. Oronsky is a managing director of InterWest Management Partners VII, LLC, the general partner of InterWest Partners VII, L.P. and InterWest Investors VII, L.P. Dr. Oronsky disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(4)    Includes 1,538,153 shares held by Sprout Capital IX, L.P., 18,578 shares held by DLJ Capital Corp., 82,941 shares held by Sprout IX Plan Investors, L.P. and 6,061 shares held by Sprout Entrepreneurs Fund, L.P. Also includes 248,891 shares Sprout Capital IX, L.P., DLJ Capital Corp., Sprout IX Plan Investors, L.P. and Sprout Entrepreneurs Fund, L.P. have the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of warrants. Kathleen LaPorte is the managing director of DLJ Capital Corp., the managing general partner of Sprout Capital IX, L.P. and general partner of Sprout Entrepreneurs Fund, L.P. DLJ LBO Plans Management Corporation II is the general partner of Sprout IX Plan Investors, L.P. and is an affiliate of DLJ Capital Corp. Ms. LaPorte disclaims beneficial ownership of these shares except to the extent of her pecuniary interest in these entities.

(5)    Includes 739,984 shares held by Maverick Fund, L.D.C., 338,902 shares held by Maverick Fund USA, Ltd., 207,502 shares held by Maverick Fund II, Ltd., 1,000 shares held by Maverick Neutral Fund, Ltd., 2,000 shares held by Maverick Neutral Leverage Fund, Ltd. and 2,000 shares held by Maverick Long Fund, Ltd. Lee S. Ainslie III exercises sole voting and dispositive power over the shares held by Maverick Fund, L.D.C., Maverick Fund USA, Ltd., Maverick Fund II, Ltd., Maverick Neutral Fund, Ltd., Maverick Neutral Leverage Fund, Ltd. and Maverick Long Fund, Ltd Mr. Ainslie disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(6)    Includes 125,014 unvested shares which are subject to a right of repurchase in our favor as of March 1, 2005. Also includes 61,437 shares that Dr. Laikind has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options, 38,399 of which would be initially unvested and subject to a right of repurchase by us as of April 30, 2005 that would lapse over the vesting schedule.

(7)    Includes 115,754 unvested shares which are held by the Erion Family Trust and are subject to a right of repurchase in our favor as of March 1, 2005. Also includes an additional 517,639 shares held by the Erion Family Trust, 49,382 shares held by each of the Mark Erion 2002 Grantor Retained Annuity Trust and the Sonja Erion 2002 Grantor Retained Annuity Trust, and 15,089 shares held by each of the Derek Mark Erion 2003 Irrevocable Trust, the Renske Marie Erion 2003 Irrevocable Trust and the Karel Arnt Erion 2003 Irrevocable Trust. Also includes 40,958 shares that Dr. Erion has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options, 25,599 of which would be initially unvested and subject to a right of repurchase by us as of April 30, 2005 that would lapse over the vesting schedule.

(8)    Includes 61,933 unvested shares which are subject to a right of repurchase in our favor as of March 1, 2005. Also includes 12,345 shares held by each of Katherine M. Dye, Ttee. Katerina F. Beck 2002 Irrev. Trust Dtd. 11/8/02, Katherine M. Dye, Ttee. Joseph C. Beck 2002 Irrev. Trust Dtd. 11/8/02 and Katherine M. Dye, Ttee. Rachael M. Beck 2002 Irrev. Trust. Dtd. 11/8/02.

(9)    Includes 33,890 shares held by the Edgardo and Suzanne Baracchini Living Trust dtd 4/22/98. Also includes 101,613 shares that Dr. Baracchini has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options, 70,539 of which would be initially unvested and subject to a right of repurchase by us as of April 30, 2005 that would lapse over the vesting schedule.

(10)  Represents 12,165 shares that Mr. Burgess has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options, 4,801 of which would be initially unvested and subject to a right of repurchase by us as of April 30, 2005 that would lapse over the vesting schedule.

(11)  Includes 27,458 shares held by the H.W. Gschwend & C.T. Healy Revocable Trust, of which Dr. Gschwend is a co-trustee. Also includes 9,636 shares that Dr. Gschwend has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options.

(12)  Includes 47,226 shares held by the Hale Family Trust dated February 10, 1986. Also includes 3,111 shares the Hale Family Trust has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of warrants. Also includes 10,404 shares that Mr. Hale has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options.

(13)  Represents 3,328 shares that Mr. Rohn has the right to acquire from us within 60 days of March 1, 2005 pursuant to the exercise of stock options.

(14)  Includes 302,701 unvested shares which are subject to a right of repurchase in our favor as of March 1, 2005, 256,181 shares pursuant to the exercise of stock options within 60 days of March 1, 2005, 139,338 of which would be initially unvested and subject to a right of repurchase by us as of April 30, 2005 that would lapse over the vesting schedule, and 1,078,178 shares pursuant to the exercise of warrants within 60 days of March 1, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report of changes in ownership was inadvertently filed late by each of Mr. Burgess and Dr. Oronsky.

COMPENSATION OF DIRECTORS

We provide each of our non-employee directors cash compensation in the form of an annual retainer of $15,000, plus $8,000 for the chair of the Audit Committee, $5,000 for the other members of the Audit Committee and $2,500 for all other committee members. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Each of our non-employee directors also receives stock option grants under our 2004 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan. Only our non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Pursuant to the terms of the Directors’ Plan, upon the completion of our initial public offering in June 2004, each non-employee director was automatically granted an option to purchase 20,000 shares of our common stock, less the number of shares of common stock, if any, subject to an option or options granted to the director within the six month period prior to the completion of the offering, as adjusted for the reverse stock split of our common stock that occurred in May 2004.

Any person who becomes a non-employee director after the completion of our initial public offering will automatically receive an option to purchase 20,000 shares of common stock upon his or her election. In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders will be automatically granted, on the annual meeting date, an option to purchase 10,000 shares of common stock. However, the size of this annual grant made to a non-employee director who has served for less than 12 months at the time of the annual meeting will be reduced by 25% for each full quarter prior to the date of grant during which such person did not serve as a non-employee director. No other stock options may be granted at any time under the Directors’ Plan.

The exercise price of stock options granted under the Directors’ Plan is equal to 100% of the fair market value of the common stock on the date of grant. Initial grants (i.e., those made on the completion of our initial public offering or upon a non-employee director’s election to our Board of Directors after our initial public offering) vest at the rate of 1/24th each month after the date of grant, and annual grants vest at the rate of 1/12th each month after the date of grant. In general, the term of stock options granted under the Directors’ Plan may not exceed ten years.

Unless the terms of an optionholder’s stock option agreement provide for earlier termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up to 12 months, or 18 months in the event of death, after the date such service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options up to three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination.

Acceptable consideration for the purchase of common stock issued under the Directors’ Plan may include cash or check, common stock previously owned by the optionholder or a program developed under Regulation T as promulgated by the Federal Reserve Board. Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. An optionholder may transfer an option with our written consent provided a Form S-8 registration statement is available for the exercise of the option and the subsequent resale of the shares. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

In the event of certain corporate transactions, any or all outstanding options under the Directors’ Plan may be assumed or substituted for by any surviving entity. If the surviving entity elects not to assume or substitute for all such options, the vesting provisions of the options not assumed or substituted for and held by participants whose continuous service has not terminated will be accelerated and such options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of a change in our control, the vesting provisions of all outstanding options under the Directors’ Plan will be accelerated and such options will be terminated if not exercised prior to 12 months after the effective date of the change in our control.

Under the Directors’ Plan, during the fiscal year ended December 31, 2004, we made initial grants to purchase 90,784 shares at an exercise price of $6.50 per share upon the completion of our initial public offering to each of our non-employee directors other than Mr. Rohn, and we made an initial grant to purchase 20,000 shares at an exercise price of $7.15 per share to Mr. Rohn upon his election to our Board of Directors in December 2004. As of March 1, 2005, no stock options had been exercised under the Directors’ Plan.

In addition, Heinz W. Gschwend, as a member of our scientific advisory board, is entitled to a reasonable daily rate for attendance at authorized scientific advisory board meetings, as well as reimbursement for reasonable expenses incurred in attending meetings. As our scientific advisory board did not meet during the fiscal year ended December 31, 2004, Mr. Gschwend did not receive any such fees in the last fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2004 and 2003 by our Chief Executive Officer and each of our other executive officers whose combined salary and bonus exceeded $100,000 for that fiscal year. We refer to these officers in this proxy statement as the “Named Executive Officers”.

Summary Compensation Table(1)

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year(2)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards(3) ($)	Securities Underlying Options (#)	All Other Compensation(4) ($)
Paul K. Laikind	2004	$326,539	$90,668	—	—	—	$49,770
Chairman of the Board,	2003	297,115	87,150	—	$32,461	61,437	78,001
President, Chief Executive Officer and Secretary
Mark D. Erion	2004	272,115	64,948	—	—	—	58,474
Executive Vice President of	2003	247,808	63,488	—	289,314	40,958	75,781
Research and Development
John W. Beck	2004	208,269	50,471	—	—	—	26,305
Vice President of Finance,	2003	192,923	48,818	—	109,297	27,305	32,843
Chief Financial Officer and Treasurer
Edgardo Baracchini	2004	218,269	51,934	—	—	37,181	—
Vice President of Business Development	2003	205,000	50,215	—	—	27,995	—

(1)    In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a Named Executive Officer which do not exceed the lesser of $50,000 or 10% of that officer’s salary and bonus disclosed in this table.

(2)    In accordance with the rules of the SEC, no amounts are shown for 2002 as we completed our initial public offering during 2004.

(3)    Represents 214,307, 198,432 and 74,963 shares of previously vested common stock held by Drs. Laikind and Erion and Mr. Beck, respectively, tendered to us on June 30, 2003 and subjected to a new monthly vesting schedule over a four-year period beginning on that date. These shares were tendered in part as repayment for outstanding principal and interest on loans we made to Drs. Laikind and Erion and Mr. Beck in connection with their purchase of our common stock in June 1999, the outstanding amount of which at June 30, 2003 was equal to $229,374, $206,438 and $77,988, respectively. Drs. Laikind and Erion and Mr. Beck continued to hold these shares at December 31, 2004, on which date their value was equal to $1,553,726, $1,438,632 and $543,482, respectively, based on the closing price of our common stock for that day as reported on the Nasdaq ($7.25). We do not currently intend to pay dividends on these shares.

(4)    For 2003, represents $28,620, $33,625 and $15,604 reimbursed by us for income tax payments incurred by Drs. Laikind and Erion and Mr. Beck, respectively, plus $49,381, $42,156 and $17,239, respectively, in income tax payments made by us on their behalf in connection with the transaction described in footnote (3) above and which were not otherwise satisfied by us through the application of the value of the shares tendered to us. For 2004, represents $49,770, $58,474 and $26,305 in income tax payments made by us on behalf of Drs. Laikind and Erion and Mr. Beck, respectively, also in connection with the transaction described in footnote (3) above and which were not otherwise satisfied by us through the application of the value of the shares tendered to us.

Stock Option Grants And Exercises

We grant stock options to our executive officers under our Amended and Restated 2001 Equity Incentive Plan, or the Incentive Plan. As of March 1, 2005, options to purchase a total of 960,165 shares were outstanding under the Incentive Plan, and a total of 1,479,610 shares remained available for grant under the Incentive Plan.

All stock options granted to our executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. Generally, 25% of the shares subject to options vest one year from the date of hire and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to cessation of vesting upon the termination of the optionholder’s continued service to us and to acceleration of vesting pursuant to the stock restriction agreements described in “Employment, Severance and Change of Control Agreements.” Options expire ten years from the date of grant.

The exercise price per share of each option granted to our executive officers was equal to the fair market value of our common stock on the date of the grant. Prior to the completion of our initial public offering in June 2004, our Board of Directors determined the fair market value of our common stock after considering many factors, including:

•       the rate of progress and cost of our clinical trials and other research and development activities,

•       the terms and timing of any collaborative, licensing and other arrangements that we may establish,

•       the fact that our options involved illiquid securities in a non-public company,

•       prices of preferred stock issued by us to outside investors in arm’s-length transactions,

•       the rights, preferences and privileges of our preferred stock over our common stock, and

•       the likelihood that our common stock would become liquid through an initial public offering, an acquisition of us or another event.

Following the completion of our initial public offering, pursuant to the Incentive Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the Nasdaq on the last market trading day prior to such date.

The following table provides information regarding grants of options to purchase shares of our common stock to the Named Executive Officers in the fiscal year ended December 31, 2004.

Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise Or		Price Appreciation for Option
	Options	Employees in	Base Price	Expiration	Term(2)
Name	Granted (#)	Fiscal Year(1)	($/Sh)	Date	5% ($)	10% ($)
Paul K. Laikind	—	—	—	—	—	—
Mark D. Erion	—	—	—	—	—	—
John W. Beck	—	—	—	—	—	—
Edgardo Baracchini	9,876	3%	$1.46	03/03/2014	$98,190	$164,892
	27,305	8	1.46	05/18/2014	271,473	455,890

(1)          Based on 333,951 options granted during the fiscal year ended December 31, 2004 under the Incentive Plan, including grants to executive officers.

(2)          Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by our initial public offering price of $7.00 per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2004 by each of the Named Executive Officers. All options listed in the table permit early exercise of unvested shares, in which case all unvested shares are subject to repurchase by us.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Paul K. Laikind	—	—	61,437	—	$355,720	—
Mark D. Erion	—	—	40,958	—	237,147	—
John W. Beck	27,305	$151,270	—	—	—	—
Edgardo Baracchini	33,521	185,706	101,613	—	588,339	—

(1)          The value realized of shares acquired on exercise is equal to the excess of the initial public offering price of $7.00 per share over the exercise price for the option, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction. Mr. Beck and Dr. Baracchini exercised the options listed prior to our initial public offering.

(2)          The value of an unexercised in-the-money option as of December 31, 2004 is equal to the excess of the closing price of our common stock for that day as reported on the Nasdaq ($7.25) over the exercise price for the option, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction.

Employment, Severance and Change of Control Agreements

Offer Letters

We have entered into offer letters with Mr. Beck and Dr. Baracchini, setting forth their respective base salary, bonus eligibility and other employment benefits. We have not entered into offer letters with Drs. Laikind or Erion. Each Named Executive Officer’s employment is on an “at-will” basis and can be terminated by us or the officer at any time, for any reason and with or without notice, subject where applicable to the stock restriction agreements and severance agreements described below.

Proprietary Information and Inventions Agreements

Each Named Executive Officer has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates the officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Stock Restriction Agreements

We have entered into stock restriction agreements with Mr. Beck and Drs. Erion and Laikind, under which we have an option to repurchase shares of common stock held by each officer within 60 days following the termination of his respective employment. Our repurchase option lapses in equal monthly installments over the 48 months following the date of each officer’s stock restriction agreement, as long as he continues to be employed by us. However, if we terminate the officer without cause or he terminates his employment for good reason, our repurchase option lapses in its entirety. As of December 31, 2004, our repurchase option covered 46,853, 124,022 and 133,944 shares held by Mr. Beck and Drs. Erion and Laikind, respectively.

Severance Agreements

We have entered into severance agreements with each of the Named Executive Officers. These agreements provide that each officer is generally entitled to his base salary, plus the average of his annual bonuses for the last three completed calendar years, for a continuation period of nine months following the termination of his employment if, during the 12-month period following a change in our control, the officer terminates his employment for good reason, or the officer’s employment is terminated without cause or pursuant to a restructuring or reduction in force. The continuation period is extended to 12 months if the officer is not employed in a comparable position at the end of the nine-month continuation period. A termination entitling an officer to the cash severance described above also causes immediate vesting of any unvested stock options or shares of restricted stock that are not covered by the officer’s stock restriction agreement, if applicable. Following such a termination, the officer is entitled to convert his long-term disability and group life insurance policies to individual policies and to continue his group health insurance coverage, and we will pay all related premiums during the continuation period. In addition, the officer is entitled to reasonable outplacement services at our expense.

Pension and Long-Term Incentive Plans

We have no pension plans or long-term incentive plans.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2004, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	2,454,683	$5.13	1,525,591
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	2,454,683	$5.13	1,525,591

(1)          Includes the Incentive Plan, the Directors’ Stock Plan and our 2004 Employee Stock Purchase Plan. 500,000 shares under column (c) are attributable to our 2004 Employee Stock Purchase Plan.

(2)          As of December 31, 2004, we did not have any equity compensation plans that were not approved by our stockholders.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Metabasis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Introduction

The primary purpose of the Compensation Committee is to act on behalf of our Board of Directors in overseeing our compensation policies, plans and programs and determining the compensation to be paid to our executive officers. The Compensation Committee’s functions are more fully described in its charter, which is available on our website at http://www.mbasis.com.

The purpose of this report is to summarize the Compensation Committee’s philosophy regarding executive compensation, explain the elements of our executive compensation structure, and describe the basis upon which the Compensation Committee determined the compensation of our Chief Executive Officer for the fiscal year ended December 31, 2004.

Compensation Philosophy

The Compensation Committee believes that a well-designed compensation program for our executive officers should:

•       align the goals of our executive officers with the goals of our stockholders by creating and enhancing stockholder value through the accomplishment of corporate performance goals and by providing executive officers with long-term incentives through equity ownership,

•       recognize individual initiative, effort and achievement,

•       provide total compensation that enables us to compete with companies in the biopharmaceutical and biotechnology industries, in order to attract and retain high-caliber candidates on a long-term basis, and

•       align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.

Elements of Executive Compensation

Currently, our compensation structure for executive officers consists of a combination of base salary, performance bonuses and long-term incentives (typically, stock option awards). Executive officers are also entitled to participate in benefit plans generally available to employees.

Base Salary.   As a general matter, we establish an initial base salary for each executive officer through negotiation at the time the executive officer is hired, taking into account the executive officer’s qualifications, experience, prior base salary and independent compensation survey data for comparable companies. We make periodic adjustments to each executive officer’s base salary based upon an evaluation of independent compensation survey data for comparable companies as well as the executive officer’s individual performance against pre-established objectives. The Compensation Committee utilizes compensation survey data that includes a cross-industry subset of companies generally considered to be comparable to our company. The survey data includes the Biotech Employee Development Coalition (BEDC) Survey and the Radford Survey. The BEDC Survey includes 75 biotechnology companies local to us and the Radford Survey includes over 500 national biotech and pharmaceutical companies. Although the Compensation Committee does not use a specific formula to set pay in relation to this market data, it generally targets executive officer base salaries at the median of the salary ranges identified in the compensation survey data.

Performance Bonuses.   We may award performance bonuses to motivate and reward executive officers based upon their achievement of individual performance goals, as well as our achievement of corporate performance goals. Individual performance goals vary with an executive officer’s responsibilities and are based on individual objectives. Corporate performance goals are set annually and reflect high priority company-wide objectives. The Compensation Committee generally targets bonus amounts at the median of the ranges identified in the compensation survey data referred to above. We believe using corporate performance goals to determine performance bonuses establishes a direct link between executive officer compensation and our financial performance.

Long-Term Incentives.   Our long-term incentives are primarily in the form of stock option grants. The objective of these grants is to emphasize long-term performance and the creation of stockholder value. As the exercise price per share of options we grant to our executive officers is generally equal to the fair market value of our common stock on the date of grant, the options will only produce value if the price of our stock appreciates, thereby directly linking the interests of our executive officers with those of stockholders. In determining the amount of stock options granted to an executive officer, the Compensation Committee evaluates not only the independent compensation survey data for comparable companies referred to above and individual performance against pre-established objectives, but also the size and terms of equity awards previously made to the executive officer. The Compensation Committee generally targets executive officer stock option grants that maintain each executive’s overall stock option position with us at the median of the ranges identified in the compensation survey data referred to above.

Chief Executive Officer Compensation

The base salary of Paul K. Laikind, Ph.D., our Chief Executive Officer, was $330,000 for the fiscal year ended December 31, 2004, an increase of $30,000 from his base salary for the prior year. Dr. Laikind was granted a performance bonus of $90,668 for the fiscal year ended December 31, 2004. Dr. Laikind did not receive any stock options during the fiscal year ended December 31, 2004.

The Compensation Committee followed the approach described above in establishing Dr. Laikind’s compensation for 2004 with a significant portion of his compensation depending on the achievement of financial and non-financial performance criteria. In determining Dr. Laikind’s performance bonus for the fiscal year ended December 31, 2004, the Compensation Committee recognized Dr. Laikind’s efforts in helping us achieve the following corporate objectives during 2004:

•       the completion of our initial public offering,

•       the completion of two studies with our partner Valeant Pharmaceuticals International that evaluated the action of pradefovir in patients infected with hepatitis B and demonstrated a statistically and clinically significant reduction of viral titer,

•       the initiation of and completion of enrollment in a Phase 2B study of pradefovir designed to select the optimum dosing regimen for potential study of the drug in pivotal Phase 3 trials,

•       the continued studies of MB07133 in patients with primary liver cancer designed to identify the maximum tolerated dose,

•       completion of a 28-day Phase 2A study of CS-917 that provided evidence that CS-917 is capable of significantly reducing blood glucose levels in patients with type 2 diabetes,

•       the initiation of a dose ranging Phase 2B study of CS-917 in patients with type 2 diabetes,

•       the initiation of collaborative work with Merck & Co., Inc. to identify new treatments for hepatitis C viral infection through the application of our proprietary liver targeting technology to certain Merck product candidates,

•       the publishing of key reports on the HepDirect technology in prestigious journals,

•       the presentation of clinical data on pradefovir at the 55th Annual Meeting of the American Society for the Study of Liver Diseases (AASLD), and

•       the enhancement of the capabilities of our board and management team.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to any of the Named Executive Officers unless such compensation is treated as “performance-based compensation” within the meaning of the Internal Revenue Code. As the cash compensation paid by us to the Named Executive Officers is expected to be below $1 million and the Compensation Committee believes that stock options granted under the Incentive Plan to the Named Executive Officers meet the requirements for treatment as performance-based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executives. In determining the form and amount of compensation for Named Executive Officers, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

Compensation Committee
Arnold L. Oronsky, Ph.D., Chairman
David F. Hale
Heinz W. Gschwend, Ph.D.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Metabasis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.mbasis.com and is attached as Appendix A to this proxy statement. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2004.

The Audit Committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1. Finally, the Audit Committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005 and is seeking ratification of such selection by the stockholders.

Audit Committee
Daniel D. Burgess, M.B.A., Chairman
David F. Hale
Arnold L. Oronsky, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As indicated above, the Compensation Committee consists of Drs. Gschwend and Oronsky and Mr. Hale. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

The material in this section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Metabasis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following graph shows a comparison of the total cumulative returns of an investment of $100 in cash (i) on June 16, 2004, the first trading day following our initial public offering, in our common stock, (ii) on May 31, 2004 in the Nasdaq Composite Index, U.S. Companies and (iii) on May 31, 2004 in the Nasdaq Biotechnology Index. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of the possible future performance of our common stock. The graph assumes that all dividends have been reinvested (to date, we have not declared any dividends).

COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN
AMONG METABASIS THERAPEUTICS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2004, we completed an initial closing of our initial public offering involving investments by certain persons, or groups of affiliated persons, known by us to beneficially own more than five percent of our common stock. The following table provides information regarding the number of shares of common stock purchased in our initial public offering by these stockholders.

Participant(1)	Number of Shares Purchased
MPM Capital L.P. and its affiliates	357,000
InterWest Management Partners VIII, LLC and its affiliates	130,000
Maverick Capital, Ltd. and its affiliates	500,000
Totals	987,000

(1)          For additional information regarding these stockholders and their equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management.”

During the fiscal year ended December 31, 2004, we granted options to purchase an aggregate of 157,181 shares of common stock to our directors and executive officers, with exercise prices ranging from $1.46 to $7.15.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of Metabasis will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to 9390 Towne Centre Drive, Building 300, San Diego, California 92121, Attn: Secretary, or contact Mr. Beck at (858) 622-3909. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Paul K. Laikind, Ph.D.
Chairman of the Board, Chief Executive Officer,
President and Secretary
San Diego, California
April 25, 2005

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC is available without charge upon written request to: 9390 Towne Centre Drive, Building 300, San Diego, California 92121, Attn: Secretary.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF METABASIS THERAPEUTICS, INC.

PURPOSE AND POLICY

The primary purpose of the Audit Committee (the “Committee”) of Metabasis Therapeutics, Inc. (the “Company”) shall be to act on behalf of the Company’s Board of Directors (the “Board”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting practices, the Company’s systems of internal accounting and financial controls, audits of the Company’s financial statements, the quality and integrity of the Company’s financial statements and reports, and the qualifications, independence and performance of the certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). The Committee shall also provide oversight assistance in connection with the Company’s legal and ethical compliance programs as established by management and the Board.

The policy of the Committee, in discharging these responsibilities, shall be to maintain and foster an open avenue of communication between the Committee, the Auditors and management.

COMPOSITION

The Committee shall consist of at least three members of the Board. All members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq National Market (“Nasdaq”) applicable to the Committee as in effect from time to time, when and as required by Nasdaq, including any exceptions permitted by these requirements. At least one member shall satisfy the applicable Nasdaq financial experience requirements applicable to the Committee as in effect from time to time, when and as required by Nasdaq, including any exceptions permitted by these requirements. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board.

ORGANIZATION, MEETINGS AND MINUTES

The Committee’s chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

The Committee shall hold such regular or special meetings as its members deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Committee shall report to the Board from time and time and whenever requested to do so by the Board.

AUTHORITY

The Committee shall have authority to appoint, determine compensation for and oversee the Auditors as set forth in Section 10A(m)(2) under the Securities Exchange Act of 1934, as amended. The Committee shall have authority to retain and determine compensation for special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by the Chair of the Committee to discharge the Committee’s responsibilities hereunder. The Committee shall have authority to require that the Auditors, management and legal counsel, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

The operation of the Committee shall be subject to (i) the Bylaws of the Company and (ii) Section 141 of the Delaware General Corporation Law, each as may be in effect from time to time. The approval of this Audit Committee Charter shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

The primary responsibility of the Committee shall be to oversee the Company’s financial reporting process on behalf of the Board, including the appointment, compensation and oversight of the Auditors, who shall report directly and be accountable to the Committee. The Committee shall report the results of these activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or, if applicable, periodic reports are complete and accurate, conform to generally accepted accounting principles (“GAAP”) or otherwise comply with applicable laws.

To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes, with the understanding, however, that the Committee may supplement or deviate from these activities as appropriate under the circumstances, except as otherwise required by law or the applicable rules of Nasdaq:

1.     To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality control procedures and any material issues raised by the Auditors’ most recent internal quality control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new Auditors for the ensuing year.

2.     To review, determine and approve the engagement of the Auditors, prior to the commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the Auditors, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, provided that all approvals of audit, review and attest services pursuant to such policies and procedures shall be presented to the full Committee at its next meeting.

3.     To review, determine and approve the engagement of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, provided that all approvals of non-audit services pursuant to such policies and procedures shall be presented to the full Committee at its next meeting.

4.     To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by law or the applicable rules of Nasdaq.

5.     At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6.     To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals formerly employed by the Auditors and engaged on the Company’s account. Such policy would be restricted to requiring Committee pre-approval only of those individuals who, by their employment, would impact the ability of their former audit firm to continue to provide audit services.

7.     To review, upon completion of the annual audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (the “SEC”) and to recommend whether or not such financial statements should be so included.

8.     To discuss with the Auditors and management the results of the annual audit, including the Auditors’ assessment of the quality (not just acceptability) of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any audit adjustments noted or proposed by the Auditors (whether “passed” or implemented in the financial statements), the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

9.     To review and discuss with the Auditors and management the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the SEC of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

10.   To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

11.   To review and discuss with management and the Auditors, as appropriate, earnings press releases as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information (including the use of pro forma information) to be disclosed or the type of presentation to be made.

12.   To review and discuss with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices or the application of those policies and practices, the potential effect of alternative accounting policies and practices available under GAAP related to material items that have been discussed with management, the potential impact of regulatory and accounting initiatives and any other significant reporting issues and judgments.

13.   To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14.   To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

15.   To review and discuss with the Auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16.   To review and discuss with the Auditors communications between the audit team and the Auditors’ national office with respect to accounting or auditing issues presented by the engagement.

17.   To review and discuss with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts regarding financial reporting.

18.   To confer with the Auditors and management regarding the scope, adequacy and effectiveness of financial controls in effect, including any special audit steps taken in the event of material control deficiencies.

19.   Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

20.   To consider and review with management, the Auditors and legal counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports, or any other externally distributed documents that incorporate audited or unaudited financial data or that raise material issues regarding the Company’s financial statements or accounting policies.

21.   To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting or auditing matters, including the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.   To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting matters that could have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

23.   To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and regulations, as well as to its Code of Business Conduct and Ethics, including review and approval of related party transactions to the extent required by Nasdaq rules.

24.   To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

25.   To prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

26.   To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

27.   To report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

28.   To review and discuss with management and the Auditors: (i) any material off-balance sheet arrangements or other material financial arrangements of the Company that do not appear on the financial statements of the Company and (ii) any transactions with parties related to or affiliated with the Company which are material in size or involve terms different from those reasonably likely to be negotiated with independent third parties and which transactions are relevant to the understanding of the Company’s financial statements.

29.   To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

APPENDIX B

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY
OF METABASIS THERAPEUTICS, INC.

I.   STATEMENT OF PRINCIPLES

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee (the “Committee”) of the Board of Directors of Metabasis Therapeutics, Inc. (the “Company”) is responsible for the appointment, compensation and oversight of the work of the Company’s independent outside auditors (the “Auditors”). As part of this responsibility, the Committee is required to pre-approve the audit and permissible non-audit services (subject to a de minimis exception) performed by the Auditors in order to assure that they do not impair the Auditors’ independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that the Auditors may not provide to their audit clients, as well as the Committee’s administration of the engagement of the Auditors. Accordingly, the Committee has adopted this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the Auditors are, or may be, pre-approved.

Under this Policy, proposed services either may be pre-approved without consideration of specific case-by-case services by the Committee (“general pre-approval”), or require the specific pre-approval of the Committee (“specific pre-approval”). The Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the Auditors. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Committee if it is to be provided by the Auditors. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Committee.

For both types of pre-approval, the Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Committee will also consider whether the Auditors are best positioned to provide the most effective and efficient service, for reasons such as their familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Committee considers a different period and states otherwise. The Committee will annually review and pre-approve the services that may be provided by the Auditors without obtaining specific pre-approval from the Committee. The Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Committee intends to fulfill its responsibilities. It does not delegate the Committee’s responsibilities to pre-approve services performed by the Auditors to management.

The Auditors have reviewed this Policy and believe that implementation of the policy will not adversely affect their independence.

II.   DELEGATION

As provided in the Act and the SEC’s rules, the Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Committee at its next scheduled meeting.

III.   AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. Audit services include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the Auditors to be able to form an opinion on the Company’s financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the Auditors’ report on management’s report on internal controls for financial reporting, once required. The Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also specifically pre-approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement specifically pre-approved by the Committee, the Committee may grant general pre-approval to other Audit services, which are those services that only the Auditors reasonably can provide. Other Audit services may include statutory audits and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Committee has generally pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be specifically pre-approved by the Committee.

IV.   AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the Auditors. Because the Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Committee may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Committee has generally pre-approved the Audit-related services listed in Appendix A. All other Audit-related services not listed in Appendix A must be specifically pre-approved by the Committee.

V.   TAX SERVICES

The Committee believes that the Auditors can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the Auditors may provide such services. Hence, the Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Committee will not permit the retention of the Auditors in connection with a transaction initially recommended by the Auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Committee will consult with the Company’s Chief Financial Officer or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Committee has generally pre-approved the Tax services listed in Appendix A. All Tax services not listed in Appendix A must be specifically pre-approved by the Committee, including tax services proposed to be provided by the Auditors to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.   ALL OTHER SERVICES

The Committee believes, based on the SEC’s rules prohibiting the Auditors from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Committee believes it may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Committee has generally pre-approved the All Other services listed in Appendix A. Permissible All Other services not listed in Appendix A must be specifically pre-approved by the Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.   PRE-APPROVAL FEE LEVELS OR BUDGETED AMOUNTS

Pre-approval fee levels or budgeted amounts for all services to be provided by the Auditors will be established annually by the Committee. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Committee. The Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.   PROCEDURES

With respect to any services to be provided by the Auditors for which pre-approval by the Committee is proposed, the Auditors must provide to the Committee a detailed description of the services to be rendered. The Committee will be informed on a timely basis of any services rendered by the Auditors pursuant to this Policy.

Requests or applications to provide services that require specific pre-approval by the Committee will be submitted to the Committee by both the Auditors and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the Auditors and to determine whether this Policy is being appropriately implemented. The Chief Financial Officer will report to the Committee on a periodic basis on the results of such monitoring. Both the Chief Financial Officer and management will immediately report to the Chair of the Committee any breach of this policy that comes to the attention of the Chief Financial Officer or any member of management.

APPENDIX A

GENERALLY PRE-APPROVED SERVICES FOR FISCAL YEAR 2005

Pre-Approved Service	Pre-Approved Fees
Audit Services
Audit of financial statements, fourth quarter review, and procedures related to filing of related 10-K	$89,000
Timely required quarterly reviews in accordance with SAS 100	$12,750 per quarter

Services associated with SEC registration statements (S-8, S-3, etc.), periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Up to $25,000
Audit-related Services

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory standard setting bodies (Note: Under SEC rules, some consultations may be “Audit services” rather than “Audit-related” services)

Up to $25,000

General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act, including consultations on the Company’s implementation of and compliance with Section 404 of the Sarbanes-Oxley Act

Up to $20,000
Tax Services
Preparation of U.S. federal income tax return on Form 1120, state and local income and franchise tax returns for California for the year ended December 31, 2004	TBD
General tax consultation regarding federal and state income tax matters, employment tax matters and sales and use tax matters	TBD
All Other Services
Subscription to Ernst & Young Online, a proprietary knowledge management and research system	Up to $3,500

Note: Out-of-pocket expenses will be billed in addition to fees.

EXHIBIT 1

PROHIBITED NON-AUDIT SERVICES

Bookkeeping or other services related to the accounting records or financial statements of the audit client
Financial information systems design and implementation
Appraisal or valuation services, fairness opinions or contribution-in-kind reports
Actuarial services
Internal audit outsourcing services
Management functions
Human resources
Broker-dealer, investment adviser or investment banking services
Legal services
Expert services unrelated to the audit

METABASIS THERAPEUTICS, INC.
9390 Towne Centre Drive, Building 300
San Diego, California 92121

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2005

The undersigned hereby appoints Paul K. Laikind, Ph.D. and John W. Beck, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Metabasis Therapeutics, Inc. which the undersigned may be entitled to vote at the 2005 Annual Meeting of Stockholders of Metabasis Therapeutics, Inc. to be held on May 18, 2005 at 10:00 a.m. local time at the San Diego Marriott, La Jolla, located at 4240 La Jolla Village Drive, La Jolla, CA 92037, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR BOTH NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTING INSTRUCTIONS:
Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.

PROPOSAL 1:	To elect two Class I directors to hold office until our 2008 Annual Meeting of Stockholders.

☐	FOR the nominees listed below	☐	WITHHOLD authority
	(except as marked to the contrary		to vote for the nominees
	below).		listed below.
Nominees:		Daniel D. Burgess, M.B.A. and Luke B. Evnin, Ph.D.

To withhold authority to vote for any individual nominee, write the name of such nominee below:

(Continued and to be signed on other side)

(Continued from other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

PROPOSAL 2:	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.